     FOR IMMEDIATE RELEASE




     Company Contact:    J. Warren Henry
                         (214) 446-4270

        NATIONAL INTERGROUP ANNOUNCES AN ADJUSTMENT IN THE EXCHANGE RATIO
                INVOLVED IN ITS MERGER WITH FOXMEYER CORPORATION


          DALLAS, TEXAS, October 10, 1994-National Intergroup, Inc. (NYSE:NII) and FoxMeyer Corporation (NYSE:FOX) announced today that the exchange ratio for the proposed merger of FoxMeyer Corporation with and into a wholly owned subsidiary of National Intergroup has been revised pursuant to a formula in the merger agreement relating to National Intergroup's trading prices during the last 20 consecutive trading days. Pursuant to the merger agreement, holders of shares of FoxMeyer common stock will now have the right to receive 0.904 shares of National Intergroup common stock for each of their shares of FoxMeyer common stock.

               Annual meetings of National Intergroup and FoxMeyer, at which stockholders will vote on the merger, will be held on October 12, 1994.

               FoxMeyer Corporation is a leading provider of health care products and information-based services in North America, with sales of $5.1 billion for the year ended March 31, 1994. Along with its
     80.5 percent ownership in FoxMeyer Corporation, National Intergroup owns 67.2 percent of Ben Franklin Retail Stores, Inc. (NASDAQ:BFRS), which is a franchisor to 267 crafts stores and 584 variety stores in 47 states.



























     NYFS05...:\35\64935\0021\1547\REL01094.Z30